Exhibit 10.1

July 3, 2017

Malcolm Maginnis
153 Chuan Drive
Singapore 554572

Dear Malcolm:

On behalf of OSI Systems, Inc., I am pleased to offer you the position of President Rapiscan Aviation Systems with a start date of Monday July 17, 2017. You will report to Deepak Chopra, CEO OSI Systems, Inc., and your primary office will be located in Singapore. You will receive a starting monthly base salary of 39,182 SDG (equivalent to 470,184 SGD annually).

You will be eligible to participate in our annual discretionary bonus plan with a minimum target bonus of 138,290 SGD in fiscal year 2018. Beginning in fiscal year 2019 your annual discretionary bonus target will be normalized to a target bonus of up to 60% of your annual base salary.

You will be eligible to receive housing assistance in the US not to exceed a total of twelve (12) months to begin once you have secured a proper work visa.  The maximum monthly value is not to exceed $3,500 per month USD (gross amount).

You will be eligible to utilize a leased car while working in the US and in good standing with the company.  The maximum monthly lease value is not to exceed $600/month USD (gross amount).

You will be eligible to participate in our Executive Open Paid Time off (PTO) plan.  Under the Open PTO plan there is no time off accrual, you simply take the time off necessary to relax or tend to personal needs.

After ninety (90) days of employment from your date of hire and subject to approval from the Board of Directors, you will be eligible to participate in OSI Systems 2012 Incentive Award Plan and receive an initial performance restricted stock unit award equal to $300,000USD in cash value.

Shortly after you begin, you will be eligible to participate in our Executive Deferred Compensation Plan with a company match up to 10% of your base salary deferral. In addition, you will also be eligible to participate in our Employee Stock Purchase Program and be paid an annual contribution of 11,201 SGD to your Singapore retirement plan in January (beginning January 2018) of each calendar year employed by the company.

You will be eligible to receive up to 41,478 SGD (net amount) in temporary living and travel expenses and it is expected that you control the cost of your living and travel expenses whenever possible.  You will be reimbursed for reasonable, necessary, and properly authorized expenses.  Authorized expenses include allowances for shipping of household goods, home visits, temporary living, and miscellaneous expenses.

240 Macpherson Road, #07-01 Pines Industrial Building Singapore

Phone: +65 6846 3511

This offer is contingent upon favorable references, an acceptable drug screen and background check, and your acceptance of OSI Systems customary terms of employment.  Should you separate from the company for reasons other than cause or voluntary resignation, Rapiscan will provide you with severance equal to six (6) months base salary plus a bonus component based on the following schedule:

•                 First 6 months of employment = no bonus payment

•                 6 to 12 months of employment = pro-rated based on actual length of employment, but no less than 69,130 SGD.

•                 13th month onward = 50% of prior year bonus award

Additionally, after your first year of employment, should you separate from the company other than for reasons of cause or voluntary resignation, any unvested initial performance based stock awards will become vested on a pro-rated basis based on the number of month you have worked in your vesting schedule (no share will be vested to you prior to completion of one year of service) to the extent that your Division has met the financial targets in the immediately preceding year.

Payment of such severance amounts is conditioned on your agreement to a release of claims for the benefit of the Company in customary and reasonable form, as well as a non-compete for a term of one year.  “Cause” is defined as a) Employees admission or conviction of, or entering of a plea of nolo contendere as to any felony, or any lesser crime involving fraud, embezzlement or theft, b) Employees failure to substantially perform his duties, which failure cannot be cured or is not cured within ten (10) business days after written notice from the Company, as long as Employee is not prevented from performing or curing by actions outside his control; or c) Employees material breach of any provision of this employment offer, which breach cannot be cured or is not cured within ten (10) business days after written notice from the Company, as long as Employee is not prevented from performing or curing by actions outside his control.

This is a very exciting time at OSI Systems, Inc. and we are looking forward to your contribution in helping us meet the challenges ahead.  We feel that your background will provide Rapiscan Systems Aviation with valuable abilities and expertise.  In turn, we believe that OSI can provide you with ample opportunities for personal and professional growth within a comfortable yet exciting and expanding environment.

Please confirm this agreement by signing in the space indicated and returning the original to me no later than end of business day Thursday July 11, 2017. You may also submit your acceptance by faxing this signed letter to 310.644.7213 (or by scanning and emailing). If you have any questions regarding the above offer, please feel free to contact me.

Best regards,

Rick Merritt

SVP/CHRO

OFFER ACCEPTANCE AND ACKNOWLEDGEMENT

Employment Confirmation:                                        Malcolm Maginnis

President Rapiscan Aviation Systems

Your signature below will confirm your understanding and acceptance of this offer and confirm your representation to OSI Systems that you are not presently party to any contract of employment, non-disclosure, or non-competition agreement.  You further understand, OSI Systems seeks to employ you for your general skills and knowledge and you confirm that any confidential or proprietary information of your present or past employers will remain with that employer.  /s/ MM (Int.)

Your signature below indicates your acceptance of the offer of employment contained herein. You understand and agree that your employment with OSI Systems is conditioned upon satisfactory completion of reference and background checks. You further understand and agree your employment with OSI Systems is for no definite period of time, and that the Company or you may choose to terminate your employment at any time, with or without cause and with or without notice.        /s/ MM (Int.)

You further understand and agree that the salary referred to herein constitutes the entirety of this offer, and that any and all prior and contemporaneous discussions, negotiations, commitments and understandings about the offer are hereby superseded by acceptance of this offer. /s/ MM (Int.)

Malcolm Peter Maginnis
Print Name

/s/ Malcolm Peter Maginnis	4th July 2017
Signed	Date